TEMPORARY FORBEARANCE AGREEMENT

THIS TEMPORARY FORBEARANCE AGREEMENT (this "AGREEMENT"), dated as of February 1, 2015 , between Smith & Ramsay Brands, a Nevada corporation (the "COMPANY") and Argent Offset LLC, a California corporation, the "HOLDER"). Capitalized terms not otherwise defined herein shall have the meanings specified in the Note (as defined below).

WHEREAS, on November 26, 2014, the Company issued a $12,500.00 Promissory Note due December 5, 2014 (the "Note") to the Holder;

WHEREAS, the Company has requested to pay and the Holder has agreed to accept a fee of $7,500.00 (the “Forbearance Fee”) to be paid on the earlier of August 1, 2015 or the occurrence of a Termination Event (as defined in Section 3).

WHEREAS, the Company has requested and the Holder has agreed to forgive and waive all late payment and loan fees stated in the Note in exchange for the Forbearance Fee stated above. The Holder has agreed to revise the interest accrual at the 10% Note rate using the $20,000 principal plus Forbearance Fee amount beginning December 5, 2014.

WHEREAS, beginning on March 7, 2015, the Company has agreed to pay to the Holder a minimum of 12.5% of any funds invested in the Company within seven (7) calendar days of the record date of the investment, until all amounts due under this agreement have been paid in full.

WHEREAS, the Company has requested, and the Holder has agreed, subject to the terms and conditions set forth in this Agreement, for the period commencing on February 1, 2015 and ending on the earlier of August 1, 2015 (the "PAYMENT DATE") or the occurrence of a Termination Event (as defined in Section 3) (the "WAIVER PERIOD"), (i) to waive any Default or Event of Default existing solely as a result of the failure of the Company to pay to Holder all amounts due commencing February 1, 2015 and continuing through and including August 1, 2015, with payments to be made to the Holder on the Payment Date), and (ii) that it shall refrain from exercising its rights and remedies against the Company in connection with the Company's failure to pay Holder prior to the Payment Date;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement of the parties hereinafter set forth, the parties hereto hereby agree as follows:

1.             WAIVER OF DEFAULT. The Holder hereby waives, until the expiration of the Waiver Period, any Default or Event of Default existing solely as a result of the Company's failure to pay to Holder the Forbearance Fee prior to the Payment Date. The Company acknowledges that interest shall accrue at the rate of 10.0% per annum from the date each payment is due pursuant to the Note until all amounts are paid in full in cash.

2.           STANDSTILL. Holder hereby agrees that during the Waiver Period it will not exercise any remedy under the Note, at law or in equity, which it hereafter may have in respect of any Default or Event of Default resulting solely from the failure of the Company to pay to Holder the Forbearance Fee prior to the Payment Date.

 3.             TERMINATION. This Agreement shall terminate upon the earlier of (i) the payment in full to Holder of the Forbearance Fee, plus all amounts owing thereon pursuant to the Note and Section 1 hereof, (ii) the occurrence of an Event of Default (other than in connection with the Forbearance Fee) and (iii) any repurchase of the Note pursuant to Section 2 of the Note; provided, that this Agreement shall only terminate with respect to the Note actually repurchased from the Holder pursuant to the terms of the Note (a "TERMINATION EVENT").

4.             ABSENCE OF WAIVER. The parties hereto agree that, except to the extent expressly set forth herein, nothing contained herein shall be deemed to:

(a)              be a consent to, or waiver of, any Default or Event of Default; or

(b)              prejudice any right or remedy which the Holder may now have or may in the future have under the Note or otherwise, including, without limitation, any right or remedy resulting from any Default or Event of Default.

5.             REPRESENTATIONS. Each party hereto hereby represents and warrants to the other parties that:

(a)              each party is a corporation or partnership, as applicable, duly organized, validly existing, and in good standing under the laws of the state of its incorporation or formation, as applicable;

(b)              the execution, delivery and performance of this Agreement by such party is within its corporate or trust powers, as applicable, has been duly authorized by all necessary corporate or trust action, as applicable, has received all necessary consents and approvals (if any shall be required), and does not and will not contravene or conflict with any provisions of law or of the charter or by-laws, or trust agreement, as applicable, of such party or of any material agreement binding upon such party or its property; and

(c)              this Agreement will be a legal, valid and binding obligation of each party, enforceable against it in accordance with its terms.

In addition, the Company represents and warrants that to the best of its knowledge, except as set forth herein no Default or Event of Default under the Note has occurred and is continuing.

6.           CONTINUING EFFECT, ETC. Except as expressly provided herein, the Company hereby agrees that the Note shall continue unchanged and in full force and effect, and all rights, powers and remedies of the Holder thereunder and under applicable law are hereby expressly reserved. The Company also hereby agrees that it will apply, to the maximum extent possible, any net proceeds from any public offering by the Company in excess of the amounts invested in the public offering by the Holder to pay to the Holder any amount of the Forbearance Fee and balance due on the Note then outstanding.

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7.             MISCELLANEOUS.

(a)              Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(b)              This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

(c)              This Agreement shall be a contract made under and governed by the laws of the State of California.

(d)              All obligations of the Company and rights of the Holder expressed herein shall be in addition to and not in limitation of those provided by applicable law.

(e)              This Agreement shall be binding upon the Company, the Holder and their respective successors and assigns, and shall inure to the benefit of the Company, the Holder and their respective successors and assigns.

(f)              All amendments or modifications of this Agreement and all consents, waivers and notices delivered hereunder or in connection herewith shall be in writing.

8.             WAIVER OF JURY TRIAL. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the first date written above.

“Company”: Smith & Ramsay Brands

/s/ Rachel Boulds

Rachel Boulds, CFO

“Holder”: Argent Offset, LLC

/s/ Rick Narveson

Rick Narveson, Managing Member

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